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                                                                   EXHIBIT 99.11

                            EXCHANGE AGENT AGREEMENT

                                                                  [            ]

Wells Fargo Bank, N.A.
Corporate Trust Operations
MAC N9303-121
6th & Marquette Avenue
Minneapolis, MN 55479
Attn: Bondholder Communications

Ladies and Gentlemen:

    The Jean Coutu Group (PJC) Inc., a Quebec, Canada corporation (the "Company"), proposes to make an offer (the "Exchange Offer") to exchange up to $850,000,000 principal amount of its 8 1/2% Senior Subordinated Notes Due 2014 ("Exchange Notes") for a like principal amount of its outstanding, unregistered 8 1/2% Senior Subordinated Notes Due 2014 ("Outstanding Notes"). The terms and conditions of the Exchange Offer are set forth in a prospectus (the "Prospectus") included in the Company's registration statement on Forms F-10, S-4 and F-4 (File No. 333-120787), as it may be amended from time to time, filed with the Securities and Exchange Commission, and proposed to be distributed to all record holders of Outstanding Notes. The Outstanding Notes and the Exchange Notes are collectively referred to herein as the "Notes". The Outstanding Notes are, and the Exchange Notes will be, fully and unconditionally guaranteed by the Subsidiary Guarantors (as defined in the Prospectus). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Prospectus.

    The Company hereby appoints Wells Fargo Bank, N.A. to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to Wells Fargo Bank, N.A.

    The Exchange Offer is expected to be commenced by the Company on or about
[            ]. The letter of transmittal accompanying the Prospectus (or in the case of book-entry securities, either the letter of transmittal or the Automated Tender Offer Program ("ATOP") system of The Depository Trust Company ("DTC")) is to be used by the holders of Outstanding Notes to accept the Exchange Offer and contains instructions with respect to the delivery of certificates for Outstanding Notes tendered in connection therewith.

    The Exchange Offer shall expire at 5:00 p.m., New York City time, on
[            ] or on or at such subsequent date or time to which the Company may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (confirmed in writing) or written notice to you before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date.

    The Company expressly reserves the right, in its sole discretion, to amend or terminate the Exchange Offer, and not to accept for exchange any Outstanding Notes not theretofore accepted for exchange. The Company will give oral (confirmed in writing) or written notice of any amendment, termination or nonacceptance to you as promptly as practicable.

    In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

    1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer", in the letter of transmittal accompanying the Prospectus and as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith and without gross negligence or willful misconduct be limited by the foregoing.
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    2.  You will establish a book-entry account with respect to the Outstanding
Notes at DTC for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in DTC's systems may, until 5:00 p.m. on the Expiration Date, make book-entry delivery of Outstanding Notes by causing DTC to transfer such Outstanding Notes into your account in accordance with DTC's procedures for such transfer. In every case, however, a letter of transmittal (or a manually executed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or a properly transmitted agent's message, and any other required documents must be submitted to and received by you prior to 5:00 p.m. on the Expiration Date or the guaranteed delivery procedures described in the letter of transmittal must be complied with.

    3. You are to examine each of the letters of transmittal and certificates for Outstanding Notes (and confirmations of book-entry transfers into your account at DTC) and any other documents delivered or mailed to you by or for holders of Outstanding Notes, to ascertain whether: (i) the letters of transmittal, certificates and any such other documents are duly executed and properly completed in accordance with the instructions set forth therein and that such book-entry confirmations are in due and proper form and contain the information required to be set forth therein; (ii) Outstanding Notes have otherwise been properly tendered; (iii) Outstanding Notes tendered in part are tendered in denominations of $1,000 and integral multiples thereof; and
(iv) holders have provided their tax identification numbers or required certifications. In each case where the letter of transmittal or any other document has been improperly completed or executed, or where book-entry confirmations are not in due and proper form or omit certain information, or where any of the certificates for Outstanding Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected. You are not authorized to waive any irregularity in connection with a surrender except as provided in Section 4.

    4. With the approval of the President or any Vice President of the Company (such approval, if given orally, to be confirmed in writing) or any other person designated by such an officer in writing, you are authorized to waive any irregularities in connection with any tender of Outstanding Notes pursuant to the Exchange Offer.

    5. At the written request of the Company or its counsel, you shall notify tendering holders of Outstanding Notes in the event of any extension, termination or amendment of the Exchange Offer. In the event of any termination of the Exchange Offer, you shall return all tendered Outstanding Notes to the persons entitled thereto, at the request and expense of the Company.

    6. Tenders of Outstanding Notes may be made only as set forth in the letter of transmittal and in the sections of the Prospectus captioned "The Exchange Offer", and Outstanding Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein. Notwithstanding the provisions of this Section 6, Outstanding Notes that the President or any Vice President of the Company or any other person designated by any such person shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, to be confirmed in writing). Exchange Notes are to be issued in exchange for Outstanding Notes pursuant to the Exchange Offer only (i) against deposit with you on or prior to the Expiration Date or, in the case of a tender in accordance with the guaranteed delivery procedures outlined in Instruction 2 of the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the applicable notice of guaranteed delivery, of such Outstanding Notes together with executed letters of transmittal and any other documents required by the Exchange Offer or (ii) in the event that the holder is a participant in DTC's system, by the proper and timely utilization of DTC's ATOP and timely receipt of any evidence required by the Exchange Offer.

    7. You shall advise the Company with respect to any Outstanding Notes received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Outstanding Notes.
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    8.  You shall accept tenders:

        (i) in cases where Outstanding Notes are registered in two or more names, only if signed by all named holders;

        (ii) in cases where the signing person (as indicated in the letter of transmittal) is acting in a fiduciary or a representative capacity, only when proper evidence of his or her authority to so act is submitted; and

        (iii) from persons other than the registered holder of Outstanding Notes, provided that customary transfer requirements, including those regarding any applicable transfer taxes, are fulfilled.

    You shall accept partial tenders of Outstanding Notes when so indicated and as permitted in the letter of transmittal and deliver certificates for such Outstanding Notes to the registrar for the Outstanding Notes for split-up and return any untendered Outstanding Notes to the holder (or such other person as may be designated in the letter of transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

    9. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company shall notify you (such notice, if given orally, to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Outstanding Notes properly tendered and you, on behalf of the Company, shall exchange such Outstanding Notes for Exchange Notes and cause such Outstanding Notes to be cancelled. Delivery of Exchange Notes shall be made on behalf of the Company by you at the rate of $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Outstanding Notes tendered after notice (such notice, if given orally, to be confirmed in writing) of acceptance of said Outstanding Notes by the Company; provided, however, that in all cases, Outstanding Notes tendered pursuant to the Exchange Offer shall be exchanged only after timely receipt by you of certificates for such Outstanding Notes (or confirmation of book-entry transfer into your account at DTC), a properly completed and duly executed letter of transmittal (or manually signed facsimile thereof) with any required signature guarantees (except as otherwise described in the section of the Prospectus captioned "The Exchange Offer--Procedures for Tendering") and any other required documents. Unless otherwise instructed by the Company, you shall issue Exchange Notes only in denominations of $1,000 or any integral multiple thereof.

    10. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the letter of transmittal, Outstanding Notes tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the Expiration Date in accordance with the terms of the Exchange Offer.

    11. As soon as practicable after the Expiration Date, you shall arrange for cancellation of Outstanding Notes submitted to you or returned by DTC in connection with the ATOP. Such Outstanding Notes shall be cancelled and retired by you.

    12. The Company shall not be required to exchange any Outstanding Notes tendered if any of the conditions of the Exchange Offer are not met. Notice of any decision by the Company not to exchange any Outstanding Notes tendered shall be given (and, if given orally, confirmed in writing) by the Company to you.

    13. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Outstanding Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus or otherwise, you shall, promptly after the expiration or termination of the Exchange Offer, return the certificates for those unaccepted Outstanding Notes (or effect appropriate book-entry transfers), together with any related required documents and the letters of transmittal relating thereto that are in your possession, to the persons who deposited them (or effected such book-entry transfers).

    14. All certificates for reissued Outstanding Notes, unaccepted Outstanding Notes or for Exchange Notes (other than those effected by book-entry transfer) shall be forwarded by first-class
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certified mail, return receipt requested, under a blanket surety bond or insurance obtained by you protecting you and the Company from loss or liability arising out of the non-receipt or non-delivery of such certificates or
(ii) registered mail insured by you separately for the replacement value of each such certificate.

    15. You are not authorized to pay or offer to pay any concessions, commissions or other solicitation fees to any broker, dealer, bank or other persons or entities or to engage or utilize any person to solicit tenders.

    16. As Exchange Agent hereunder you:

        (a) shall have no duties or obligations other than those specifically set forth in the Prospectus, the letter of transmittal accompanying the Prospectus or herein or as may be subsequently agreed to in writing between you and the Company;

        (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates for the Outstanding Notes deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

        (c) shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;

        (d) may reasonably rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed or presented by the proper person or persons;

        (e) may reasonably act upon any tender, statement, request, document, agreement, certificate or other instrument whatsoever not only as to its due execution and validity and the effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine and to have been signed or presented by the proper person or persons;

        (f) may rely on and shall be protected in acting upon written or oral instructions from any authorized officer of the Company as set forth herein;

        (g) may consult with your counsel with respect to any questions relating to your duties and responsibilities, and the written opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the written opinion of such counsel; and

        (h) shall not advise any person or entity tendering Outstanding Notes pursuant to the Exchange Offer as to whether to tender or refrain from tendering all or any portion of Outstanding Notes or as to the market value, or decline or appreciation in market value, of any Outstanding Notes that may or may not occur as a result of the Exchange Offer, or as to the market value of Exchange Notes;

provided, however, that in no way will your general duty to act in good faith and without gross negligence or willful misconduct be limited by the foregoing.

    17. You shall take such action as may from time to time be requested by the Company or its counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, letter of transmittal and the notice of guaranteed delivery (as described in the Prospectus) or such other forms as may be approved from time to time by the Company to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents at your request.
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    18. You shall advise by email and promptly thereafter confirm in writing or facsimile transmission to Caroline Guay, LL.M., Director, Legal Affairs of the Company (email address: CGuay@jeancoutu.com, facsimile number: (450) 646-5649) and Mark J. Mihanovic, Esq., our outside counsel (email address: mmihanovic@mwe.com, facsimile number: (310) 277-4730), and such other person or persons as the Company may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise requested), up to and including the Expiration Date, as to the number and aggregate principal amount of Outstanding Notes which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to the Exchange Offer and this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons designated by the Company upon oral request made from time to time prior to the Expiration Date of such other information as it, he or she may reasonably request. Such cooperation shall include, without limitation, the granting by you to the Company and such persons as the Company may request access to those persons on your staff who are responsible for receiving tenders, in order to ensure that, immediately prior to the Expiration Date, the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer, including the identity of the holders of Outstanding Notes who have not tendered such Outstanding Notes as of the date such request was made. You shall prepare a final list of all persons whose tenders were accepted, the number and aggregate principal amount of Outstanding Notes tendered, the number and aggregate principal amount of Outstanding Notes accepted and the identity of any Participating broker-dealers and the number and aggregate principal amount of Exchange Notes delivered to each, and deliver such list to the Company.

    19. Letters of transmittal, book-entry confirmations and notices of guaranteed delivery shall be stamped by you as to the date and, after the expiration of the Exchange Offer, the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities, or one year, whichever is longer, and thereafter shall be delivered by you to the Company. You shall dispose of unused letters of transmittal and other surplus materials by returning them to the Company.

    19. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reasons of amounts, if any, borrowed by the Company, or any of its subsidiaries or affiliates pursuant to any loan, credit or other agreement with you or for compensation owed to you hereunder or under any other agreement.

    21. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation as set forth on Schedule I attached hereto.

    22. You hereby acknowledge receipt of the Prospectus and the letter of transmittal accompanying the Prospectus and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the letter of transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to your duties, liabilities and indemnification as Exchange Agent, which shall be controlled by this Agreement.

    23. The Company covenants and agrees to indemnify you and hold you harmless in your capacity as Exchange Agent hereunder against any loss, liability, cost or expense, including reasonable attorneys' fees and expenses, arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Outstanding Notes reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Outstanding Notes; provided, however, that anything in this Agreement to the contrary notwithstanding, the Company shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your gross negligence or willful misconduct. In no case shall the Company be liable under this indemnity with respect to any claim against you unless the Company
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shall be notified by you, by letter, or facsimile which is confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or notice of commencement of action. The Company shall be entitled to participate, at its own expense, in the defense of any such claim or other action and, if the Company so elects, the Company may assume the defense of any pending or threatened action against you in respect of which indemnification may be sought hereunder, in which case the Company shall not thereafter be responsible for the subsequently incurred fees and expenses of legal counsel for you, so long as the Company shall retain counsel reasonably satisfactory to you to defend such suit; provided, however, that the Company shall not be entitled to assume the defense of any such action if the named parties to such action include both you and the Company and representation of both parties by the same legal counsel would, in the written opinion of your counsel, be inappropriate due to actual or potential conflicting interests between you and the Company. You understand and agree that the Company shall not be liable under this section for the fees and expenses of more than one legal counsel for you. Without the prior written consent of the Company, you will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought in accordance with the indemnification provisions of this Agreement (whether or not you, the Company or any of its directors, officers or controlling persons is an actual or potential party to such claim or proceeding) unless such settlement or consent includes an unconditional release of the Company and its directors, officers and controlling persons from all liability arising out of such claim, action or proceeding.

    24. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing taxpayer identification numbers, and shall file any appropriate reports with the Internal Revenue Service.

    25. You shall notify the Company of the amount of any transfer taxes payable in respect of the exchange of Outstanding Notes and, upon receipt of a written approval from the Company, you shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Outstanding Notes, your check in the amount of all transfer taxes so payable; and the Company shall reimburse you for the amount of any and all transfer taxes payable in respect of the exchange of Outstanding Notes; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

    26. THIS AGREEMENT AND YOUR APPOINTMENT AS EXCHANGE AGENT HEREUNDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, AND WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

    27. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and its successor and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Without limitation of the foregoing, the parties hereto expressly agree that no holder of Outstanding Notes or Exchange Notes shall have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

    28. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

    29. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

    30. This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.
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    31. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or facsimile number set forth below:

       If to the Company, to:
       The Jean Coutu Group (PJC) Inc.
       530 Beriault Street
       Longueuil, Quebec, Canada J4G1S8
       Facsimile: (450) 646-5649
       Attention: Caroline Guay, LL.M.

       with a copy to:

       McDermott Will & Emery LLP
       2049 Century Park East, 34th Floor
       Los Angeles, CA 90067-3208
       Facsimile: (310) 277-4730
       Attention: Mark J. Mihanovic, Esq.

       If to the Exchange Agent, to:

       Wells Fargo Bank, N.A.
       Corporate Trust Operations
       MAC N9303-121
       6th & Marquette Avenue
       Minneapolis, MN 55479
       Attn: Bondholder Communications
       Facsimile: (612) 667-4927

    32. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Sections 19, 21, 23, 25 and 26 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for securities, funds or property then held by you as Exchange Agent under this Agreement.

    33. This Agreement shall be binding and effective as of the date hereof.
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    Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

                                                       THE JEAN COUTU GROUP (PJC) INC.

                                                       By:
                                                              --------------------------------------

                                                       Name:
                                                              --------------------------------------

                                                       Title:
                                                              --------------------------------------

Accepted as of the date first above written:

WELLS FARGO BANK, N.A.,
AS EXCHANGE AGENT

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
By:
        ----------------------------------------

Name:
        ----------------------------------------

Title:
        ----------------------------------------

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                                FEE SCHEDULE FOR
                            EXCHANGE AGENT SERVICES

    Covers review of the letter of transmittal, DTC ATOP voluntary offering instruction ("VOI"), the Exchange Agent Agreement and other related documentation, if any, as required by the Exchange Offer; setup of records and accounts; distribution of materials; all operational and administrative charges and time in connection with the review, receipt and processing of letters of transmittal/VOI, processing delivery of guarantees, legal items, withdrawals, record keeping, and answering securityholders' inquiries pertaining to the Exchange Offer.

                                                       Flat Fee: $[            ]